RESULTS OF ANNUAL MEETING OF SHAREHOLDERS (UNAUDITED)

On October 15, 1999, the annual meeting of shareholders
(the "Meeting") of The Portugal Fund, Inc. (the "Fund") was held and the following matters were voted upon:

At the Meeting, the votes cast for, against and abstaining from voting with respect to Proposal 1(a) to convert the Fund from a closed-end investment company to an open-end investment company, and to amend and restate the Fund's Articles of Incorporation to provide for such conversion, were as follows:
For Against Abstain Non-Votes
825,500 1,664,171 637,540 2,201,105
At the Meeting, the votes cast for, against and abstaining from voting with respect to Proposal 1(b) to change the Fund's fundamental investment policy relating to borrowing to reflect its proposed new subclassification as an open-end investment company were as follows:
For Against Abstain Non-Votes
800,930 1,659,406 666,765 2,201,215
Proposals 1(a) and 1(b) did not receive the requisite vote for approval.
At the Meeting, the votes cast on Proposal 2(a) to elect tw
o Directors of the Fund for a three year term in the event that Proposal 1(a) is not approved were as follows:
Nominee For Withheld Non-Votes
J.J. Cattano 451,698 45,664 4,830,954
R.W. Watt 451,876 45,486 4,830,954
R.G. Olin 2,616,897 12,848 2,698,571
R. W. Bradshaw 2,616,697 13,048 2,698,571
As Messrs. Olin and Bradshaw received a plurality of the votes cast, they were elected as directors of the Fund.
At the Meeting, the votes cast for, against and abstaining from voting on Proposal 3-the ratification of the selection of PricewaterhouseCoopers LLP as the Fund's independent public accountants for the fiscal year ending
December 31, 1999-were as follows:
For Against Abstain Non-Votes
2,925,304 27,077 174,722 2,201,215
Shareholders presented a number of additional proposals for consideration that had not been included in any proxy statement circulated prior to the meeting. The proposals, and the votes for, against and abstaining from voting on such proposals were as follows: Proposal 5(a)-"Any bylaw(s) providing that in order to bring business before a meeting of Stockholders or to nominate a person for election as a Director, a shareholder must notify the Secretary of the Fund prior to the meeting, shall be repealed"
For Against Abstain Non-Votes
48,300 3,078,924 -0- 2,201,092
Proposal 5(b)-"Article 2.3 of the bylaws shall be amended by inserting 'By any shareholder who has presented a proposal that was approved at the Company's last annual meeting of Stockholders,' after the words 'may be called' in the first sentence"
For Against Abstain Non-Votes
48,300 3,078,924 -0- 2,201,092
Proposal 5(c)-"The following bylaw shall be adopted: 'As soon as possible after the 1999 annual meeting of Stockholders, the Company shall conduct a self-tender offer for the maximum number of shares legally permitted at a price not less that 99% of net asset value per share'"
For Against Abstain Non-Votes
48,300 3,078,924 -0- 2,201,092
None of these proposals, as well as other proposals that were dependent upon approval of Proposal 5(c) received the requisite vote of shareholders and thus were not adopted.
Proposal 6-"Resolved: That (i) the first sentence of Article 3.2 of the Bylaws of the Fund be amended to read in its entirety as follows: 'The Board of Directors shall consist of nine
(9) directors, and (ii) that the number of directors be increased to nine (9)'"
For Against Abstain Non-Votes
2,628,562 451,662 -0- 2,248,092
Proposal 7-"Resolved: That the following persons be nominated to fill the vacancies created by the increase in the number of Directors for the terms set forth by their names"
Nominee For Withheld Term Non-Votes
William A. Clark 2,628,562 451,662 2000 2,248,092
Gary A. Bentz 2,628,562 451,662 2001 2,248,092
Glenn W. Wilcox, Sr. 2,628,562 451,662 2002 2,248,092
Proposal 8-"Resolved: That all bylaw amendments or restatements since the original Bylaws of the Fund, in the form attached to this ballot, be repealed; including, without limitation, the Amended and Restated Bylaws of the Fund dated
April 21, 1999"
For Against Abstain Non-Votes
2,629,862 450,362 -0- 2,048,092
None of Proposals 6, 7 or 8 received the requisite vote for approval by the shareholders.
CT Corporation System served as Inspector of Election at the Meeting.